EXHIBIT 10.7

AGREEMENT

This Agreement (this “Agreement”), is dated as of April 3, 2017, and is entered into by and between GEE Group, Inc., an Illinois corporation (“GEE”), and Thrivent Financial for Lutherans, a a Wisconsin corporation, organized as a fraternal benefits society (“Thrivent”).

RECITALS

A. WHEREAS, GEE has entered into that certain Agreement and Plan of Merger, dated as of March 31, 2017 (the “Merger Agreement”), with GEE, GEE Group Portfolio Inc., a Delaware corporation and wholly-owned subsidiary of GEE (the “Merger Subsidiary”), SNI Holdco Inc., a Delaware corporation (“SNI Holdco”), Smith Holdings, LLC, a Delaware limited liability company, Thrivent, and Madison Capital Funding, LLC, a Delaware limited liability company (“Madison”) and Ronald R. Smith, who has agreed to serve as the representative of the SNIH Stockholders (“Mr. Smith” or “Stockholders’ Representative”; and collectively with Smith Holdings, LLC, Thrivent and Madison, the “Principal Stockholders”), pursuant to which SNI Holdco will merge with and into Merger Subsidiary (the “Merger”);

B. WHEREAS, Thrivent is a shareholder of SNI Holdco and in connection with the Merger, shall receive consideration for the sale of its SNI Holdco shares in the form of (i) a convertible subordinated promissory note; (ii) shares of series B convertible preferred stock (the “Preferred Stock”); and (iii) cash, pursuant to the terms of the Merger Agreement;

C. WHEREAS, GEE and Thrivent have agreed that Thrivent shall have certain limitations on its ability to convert the Preferred Stock, which limitations shall be set forth in this Agreement;

D Capitalized terms used, but not otherwise defined herein, shall have their respective meanings as set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows

The parties accordingly agree as follows:

1. Pursuant to the terms of the Merger Agreement, Thrivent shall receive the Merger Consideration, which includes, without limitation 609,990 shares of Preferred Stock, the terms and conditions of which are set forth in the Statement of Resolution.

2. Notwithstanding anything to the contrary set forth in the Statement of Resolution, Thrivent shall not have the right to convert all or any portion of the outstanding Preferred Stock held by Thrivent into shares of common stock of GEE (the “Common Stock”), to the extent that after giving effect to such conversion as set forth in a written election to GEE to convert the Preferred Stock (the “Conversion Notice”), Thrivent (together with Thrivent’s Affiliates, and any other person or entity acting as a group together with Thrivent or any of Thrivent’s Affiliates), would beneficially own Common Stock in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Thrivent’s Preferred Stock (the “Beneficial Ownership Limitation”). Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). and Thrivent is solely responsible for any schedules required to be filed in accordance therewith. The process and procedure for converting the Preferred Stock into shares of Common Stock, and for Thrivent to determine the total number of shares of Common Stock outstanding at the time of such conversion, is as set forth in the Statement of Resolution.

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3. The Beneficial Ownership Limitation may be waived by Thrivent, upon not less than 61 days’ prior notice to GEE that Thrivent would like to waive the Beneficial Ownership Limitation with regard to any or all shares of Common Stock issuable upon conversion of the Preferred Stock (the “Waiver Notice”). As a result of such Waiver Notice, this Agreement shall be of no force or effect solely with regard to those shares of Common Stock referenced in the Waiver Notice..

4. To the extent that the Beneficial Ownership Limitation applies, the determination as to whether the Preferred Stock can be converted (in relation to other securities owned by Thrivent together with any Affiliates) and which portion of the Preferred Stock is convertible, shall be in the sole determination of Thrivent, and the submission of a Conversion Notice to GEE shall be deemed to be Thrivent’s sole determination as to whether, and what portion of the Preferred Stock is convertible in each case subject to the Beneficial Ownership Limitation. GEE shall have no obligation to verify or confirm the accuracy of such determination.

5. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and entirely to be performed in such State, without regard to conflicts of law principles.

6. This Agreement expresses the entire understanding with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.

7. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

GEE GROUP INC.

By:	/s/ Derek Dewan
Name:	Derek Dewan
Title:	Chief Executive Officer

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Geoff Huber
Name:	Geoff Huber
Title:	Senior Managing Director

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